As  Filed
April  3,  2001
Secretary  of  State
Tallahassee,  Florida
File  #P00000093332


                             ARTICLES  OF  AMENDMENT
                                     TO THE
                           ARTICLES  OF  INCORPORATION
                                       OF
                           NetWeb Communications Corp.
                           ---------------------------


Article I. The name under which this Corporation was formed is: NetWeb Communications Corp.

Article II. The Articles of Incorporation of the Corporation were filed on the 3rd day of October, 2000 by the Secretary of State of the State of Florida. (Document #P00000093332).

Article III. Article 1, is hereby deleted in its entirety, and respectively replaced by the following:

     Article  1.  The  name  of this Corporation is: Spectrum Brands Corporation

Article IV. This first Amendment to the Articles of Incorporation shall take effect on the filing hereof by the Secretary of State of the State of Florida. This Amendment was duly adopted on April 2, 2001 by the written consent of the holder of 10,000 shares of Common Stock, representing 100% of the total issued and outstanding shares entitled to vote thereon. Such number of votes cast by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned under the penalty of perjury has executed this Amendment to the Articles Of Incorporation this 2nd day of April, 2001.

                                         /s/  Paul  M. Galant
                                         __________________________________
                                         Paul M. Galant, President
                                         Sole Officer/Sole  Director